Exhibit 99.1

Important Notice Concerning Your Rights Under the Arkansas Best 401(k) and DC Retirement Plan

Date of Notice:  November 26, 2010

•                  This notice is to inform you that the Arkansas Best 401(k) and DC Retirement Plan (the “Plan”) will be changing its record-keeper from Fidelity Investments to Diversified Investment Advisors and also changing certain investment options effective January 1, 2011.

•                  As a result of these changes, you will be temporarily unable to direct or diversify investments in your individual account, or obtain a loan or distribution from the Plan.  This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”  Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

•                  The blackout period for the core funds of the Plan is expected to begin at 4:00 p.m. Eastern Time on December 31, 2010 and end during the week of January 9, 2011.  If any portion of your account balance at Fidelity is held in a BrokerageLink account, the blackout period for such portion is expected to begin at 4:00 p.m. Eastern Time on December 28, 2010 and end during the week of January 9, 2011.  During these weeks, you can determine whether the applicable blackout period has started or ended by calling your new provider, Diversified Investment Advisors, toll-free at 1-888-676-5512.

•                  During the applicable blackout period, you will be unable to direct or diversify the affected  assets held in your Plan account.   For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.  For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

•                  You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.  Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

•                  If you have any questions concerning this notice, you should contact:

Diversified Investment Advisors

440 Mamaroneck Avenue

Harrison, NY 10528

866-646-5512